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Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

        We consent to the use of our report dated May 22, 2014, with respect to the consolidated balance sheets of Haas Group Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years then ended, incorporated herein by reference. We also consent to the use of our report dated April 30, 2013, with respect to the consolidated balance sheets of Haas Group Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for each of the years then ended, incorporated herein by reference. We also consent to the reference to us under the heading "Experts" in the prospectus.

/s/ KPMG LLP Philadelphia, Pennsylvania June 2, 2014

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  Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS